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                                                                    EXHIBIT 99.1


                               President's Letter


April 28, 2003

Dear Shareholders:

As you look through the accompanying Form 10-KSB, you will see that 2002 was in many respects a difficult year for Metretek Technologies, Inc. But you will also see that there are a number of reasons to believe that 2003 is likely to be a much-improved year.

Southern Flow Companies, Inc.

Steady as a rock, Southern Flow -- our natural gas measurement subsidiary headed by Wood Breazeale -- posted another solidly profitable year. In fact, Southern Flow has not posted a loss in its 50 years of operating history -- which is surely something of a record in the oilfield service business.

PowerSecure, Inc.

It's been said that sometimes the best deal is the one you don't do. With the benefit of hindsight, this surely applies to the proposed sale of PowerSecure, our distributed generation subsidiary that we created in late 2000. Early in 2002 -- in the interest of strengthening our balance sheet -- we entered into a letter of intent to sell PowerSecure, only to have the buyer walk away from the sale at mid-year.

Had we had sold this subsidiary, we would now be in a considerably stronger financial position. That said, we are nonetheless delighted that PowerSecure is still part of the Metretek family. Under the capable leadership of Sidney Hinton, PowerSecure's business is off to a strong start in 2003, and PowerSecure's future has never looked brighter; indeed, we anticipate that in addition to achieving record revenues in 2003, PowerSecure will make a substantial contribution to the Company's bottom line.

Metretek, Incorporated

The operations of Metretek, Incorporated, our Florida-based subsidiary, have long presented a challenge, and in 2002 the unit again lost money. However, in June of last year we installed new leadership at the Melbourne facility, with Thomas R. Kellogg taking over as president and chief executive officer. He has brought a fresh perspective to the company, and although the subsidiary is not yet profitable, it did improve substantially in the latter half of the year. Especially gratifying is the fact that in March of 2003 Metretek Florida secured its largest order ever -- an order from Public Service Electric and Gas of New Jersey for 6,000 wireless gateway AMR devices, along with associated software and support services.

Also at mid-year 2002, we set about in earnest to build our contract manufacturing business by hiring L. Lee Arrowood as general manager of Metretek Contract Manufacturing Company, Inc., a subsidiary of Metretek Florida. With Lee overseeing all manufacturing operations, we anticipate that MCM will contribute measurably to Metretek Florida's operations in 2003.


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Litigation

Strengthening the operations of our three subsidiaries was clearly our focus last year. Yet no single undertaking in 2002 was more time-consuming than our having to wade through a class action lawsuit that was filed against the Company, its subsidiaries and various individuals. As the year progressed, it became apparent that it would likely take years to get to a trial and then through appeals, with no assurance of a favorable outcome. Seeking to avoid the uncertainty and distractions of such a lawsuit, we opted to settle; we felt we had to put the matter behind us if we were to return the Company to profitability in the near future.

You will find the details of the proposed settlement in the Annual Report on Form 10-KSB. In brief, if the settlement becomes effective, as we believe it will, subject to some conditions discussed in the Annual Report, we will fund an initial cash payment of up to $375,000 and issue a four-year $3.0 million note (payable in quarterly installments at prime-plus-3%) guaranteed by the Company's subsidiaries. We expect to begin payment as soon as the court issues its final judgment and order approving the settlement; and although the settlement will reduce the Company's cash flow for the next few years, we expect to be able to fund it with the operations of our subsidiaries.

The Company recorded a $3.5 million expense in 2002 related to the class action settlement. This charge is partially offset by the recognition of a non-cash benefit of approximately $1.7 million that resulted from the settlement of a $2.5 million note payable that heretofore has appeared as a liability on our balance sheet. This note was settled for a one-time cash payment of $50,000. The effects of both of these settlements have been fully recognized in 2002, and, other than interest expense related to the note, they should have no effect on operating results going forward.

Outlook for 2003

While 2002 proved to be a challenging year, we believe that the worst is now behind us. If everything holds on-target with our current expectations, we anticipate that we will soon achieve positive cash flow and positive income -- perhaps as early as the second quarter of 2003 -- that will be sustainable and sufficient to fund our operations in 2003 and beyond.

In summary, we have a solid anchor in Southern Flow, and with the strengthening of PowerSecure's business and an improved outlook at Metretek Florida, the future of Metretek Technologies appears brighter than at any time during the last two years. We reported total revenues of $27 million last year, and we are optimistic that in 2003 revenues will increase substantially, accompanied by a much-improved bottom line.

Both our shareholders and our employees have shown considerable patience during the past year, and for that I am truly grateful. I look forward to your continuing support as we work to ensure that 2003 marks the beginning of a new era in the history of Metretek Technologies.

Sincerely yours,


W. Phillip Marcum




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